Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-121077 of Spire Alabama Inc. (formerly Alabama Gas Corporation) on Form S-3 of our report dated November 15, 2017, relating to the financial statements of Spire Alabama Inc., appearing in this Annual Report on Form 10-K of Spire Alabama Inc. for the year ended September 30, 2017.

/s/ Deloitte & Touche LLP

Birmingham, Alabama
November 15, 2017